Exhibit 10.1

LIQUIDITY SERVICES, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of July 20, 2015, with an effective date of July 20, 2015 (the “Effective Date”), by and between Liquidity Services, Inc., a Delaware corporation (“LSI” or the “Company”), and Jorge A. Celaya (the “Executive”).

1.                                      Employment Agreement.  On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.  Terms used herein with initial capitalization are defined in Section 10.12 below.

2.                                      Term.  The term of employment under this Agreement shall be the period set forth in Schedule 1 attached hereto commencing on the Effective Date (the “Employment Period”).

3.                                      Position and Duties.  The Executive shall serve in the position and with the duties and title set forth in Schedule 1 attached hereto during the Employment Period.  In such capacity, the Executive shall have the normal duties, responsibilities, and authority of such position, subject to the power of the Executive’s “Reporting Officer” as designated in Schedule 1, the Company’s Chief Executive Officer to reasonably expand or limit such duties, responsibilities and authority.  The Executive shall report to the Reporting Officer designated in Schedule 1.  The Executive shall devote the Executive’s best efforts and full business time and attention to the business and affairs of the Company; provided, however, that the Executive may engage in any other activity to the extent such participation or service does not materially interfere with the performance of the obligations described in this Agreement.

4.                                      Place of Performance.  In connection with the Executive’s employment by the Company, the Executive shall be based at the Company’s office located at 1920 L Street, NW, 6th Floor, Washington, DC 20036, except as otherwise agreed by the Executive and the Company and except for reasonable travel on Company business.

5.                                      Compensation.

5.1.                            Base Salary.  During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”), which initially shall be at the rate per year as set forth in Schedule 1.  The Base Salary shall be payable semi-monthly or in such other installments as shall be consistent with the Company’s payroll procedures.  The Base Salary may be increased at any time or from time to time, but it may not be decreased without the consent of the Executive.

5.2.                            Bonus.  The Executive shall be eligible for a performance bonus as set forth in Schedule 1.

5.3.                            Benefits.  During the Employment Period, the Executive will be entitled to receive such other benefits approved by the Reporting Officer and made available to similarly situated senior executives of the Company, including health insurance, disability insurance, and 401-K benefits.  At all times the Company agrees to maintain director’s and officer’s liability coverage for the Executive. Nothing contained in this Agreement shall prevent the Company from changing insurance carriers.

5.4.                            Employee Leave.  The Executive shall be entitled to six public holidays:  New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, and Christmas Day.  The Executive shall also receive 2 floating holidays to use on any business day of the year with the Reporting Officer’s permission.  In addition, the Executive shall have a total of 26 business days of paid time off (PTO) in accordance with the applicable policies of the Company, which shall be taken at a reasonable time or times per year.

6.                                      Expenses.  The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties.  The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account of such expenses and appropriate receipts

7.                                      Termination of Employment.

7.1.                            Termination.  The Executive’s employment by the Company during the Employment Period will continue until the Executive’s death, disability, resignation or until the Executive’s termination by the Company at any time.

7.2.                            Notice of Termination.  Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10.1 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Termination of the Executive’s employment shall take effect on the Date of Termination.

8.                                      Compensation upon Termination.

8.1.                            Death.  If the Executive’s employment is terminated during the Employment Period as a result of the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of such estate, the Executive’s full Base Salary through the next full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. Subject to Section 8.6 below, the payments contemplated by this Section 8.1 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive or his estate under this Agreement.

8.2.                            Disability.  If the Company terminates the Executive’s employment during the Employment Period because of the Executive’s Disability, the Company shall pay the Executive the Executive’s full Base Salary through the third full calendar month following the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6. Subject to Section 8.6 below, the payments contemplated by this Section 8.2 shall be paid at the time they are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, however, that the Base Salary shall be reduced by the amount of any disability benefit payments made to the Executive during a period of Disability from any insurance or other policies provided by the Company.

8.3.                            By the Company with Cause or by the Executive without Good Reason.  If the Company terminates the Executive’s employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive’s employment during the Employment Period other than for Good Reason, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6.  Subject to Section 8.6 below, the payments contemplated by this Section 8.3 shall be paid at the time such payments are due, and the Company shall have no further obligations to the Executive under this Agreement.

8.4.                            By the Company without Cause or by the Executive for Good Reason.  If the Company terminates the Executive’s employment during the Employment Period other than for Cause, death, or Disability or the Executive terminates his employment during the Employment Period for Good Reason, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to, if the Executive’s employment is terminated pursuant to this Section 8.4, twelve months of the Executive’s then current Base Salary plus an amount equal to the Executive’s then current target bonus (collectively the “Severance Payment”).  In addition, in the event of a termination of Executive’s employment pursuant to this Section 8.4, the Company will maintain Executive’s medical, dental and vision benefits at the same level as if he had continued to remain actively employed with the Company for a period of six months following the Date of Termination. Subject to Section 8.6 below, the Severance Payment shall be payable to the Executive within 30 days of the Date of Termination.

8.5.                            By the Company without Cause or by the Executive for Good Reason Following a Corporate Transaction.    If any of the following actions occur during the twelve months after a Corporate Transaction: (i) the Company terminates the Executive’s employment during the Employment Period other than for Cause, Death, or Disability; or (ii) the Executive terminates his employment during the Employment Period for Good Reason, the Company shall pay the Executive: (A) the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits pursuant to Section 5.3 and expenses pursuant to Section 6; and (B) a lump-sum severance package equal to eighteen months of the Executive’s then current Base Salary plus an amount equal to 150% of Executive’s then current target bonus (collectively the “Corporate Transaction Severance Payment”). In addition, in the event of a termination of Executive’s employment pursuant to this Section 8.5, the Company will maintain Executive’s medical, dental and vision benefits at the same level as if he had continued to remain actively employed with the Company for a period of six months following the Date of Termination. Subject to Section 8.6 below, the Corporate Transaction Severance Payment under this Section 8.5 shall be payable to the Executive within 30 days of the Date of Termination.

8.6.                            Code Section 409A Matters.  Anything in this Agreement to the contrary notwithstanding, if (A) on the date of the Executive’s “separation from service” (within the meaning of Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”)) with the Company, the Executive is a “specified employee” (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (B) as a result of such separation from service, the Executive would receive any payment under this Agreement that, absent the application of this Section 8.6, would be subject to the additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) six months after the Executive’s separation from service, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such additional tax.  Any payments which are required to be delayed as a result of this Section 8.6 shall be accumulated and paid as a lump-sum on the earliest possible date determined in accordance the preceding sentence.

8.7                               Release of Claims.  The severance payments to the Executive payable pursuant to Sections 8.3, 8.4 and 8.5 are subject to the Executive executing (and not revoking) the Company’s standard release of claims within 21 days following the Date of Termination, subject to any delay required pursuant to Section 8.6 above.

9.                                      Other Agreements.   As a pre-condition to the effectiveness of this Agreement, the Executive agrees to execute the Employee Agreement attached hereto as Exhibit A (the “Employee Agreement”), the terms and conditions of which are specifically incorporated herein by reference.

10.                               Miscellaneous.

10.1.                     Notices.  All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first-class, registered or certified mail, postage prepaid, addressed as follows:

10.1.1.           If to the Company:

Liquidity Services, Inc.

1920 L Street NW, 6th Floor

Washington DC 20036

ATTN:  James E. Williams, General Counsel

Fax:  (202) 558-6246

Phone:  (202) 558-6279

10.1.2.           If to the Executive:

at the address set forth in Schedule 1;

or to such other address as may be designated by either party in a notice to the other.  Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back, the confirmation (if telecopy) or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.2.                     Representations.  The Executive agrees to execute any proper oath or verify any proper and material document required to carry out the terms of this Agreement.  The Executive represents that performance of all the terms of this Agreement and the Employee Agreement will not breach any non-compete or similar agreement.  The Executive has not entered into, and the Executive agrees not to enter into, any oral or written agreement in conflict herewith.

10.3.                     Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

10.4.                     Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 10 hereof shall survive the termination of employment of the

Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

10.5.                     Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative, legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable to any Affiliate of the Company or in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

10.6.                     Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

10.7.                     Amendment; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto; provided, that the parties may amend Schedule 1 hereto by executing and delivering a revised version of Schedule 1 and attaching such revised version to this Agreement.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

10.8.                     Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

10.9.                     Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the District of Columbia not including the choice of law rules thereof.

10.10.              Entire Agreement. This Agreement, including Schedule 1 hereto and the Employee Agreement, constitute the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

10.11.              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

10.12.              Definitions.

“Affiliate” means as to a specified Person any other person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the specified Person.

“Agreement” is defined in the preamble above.

“Base Salary” is defined in Section 5.1 above.

“Beneficial Owner” means a beneficial owner within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

“Cause” means (i) the commission of a felony or a crime involving moral turpitude (specifically excluding felonies or crimes under any applicable state or federal vehicle code) or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its subsidiaries or any of their customers or suppliers, or (ii) recurring violations of material Company rules, regulations policies or any material provisions of this Agreement or the Employee Agreement  after written notice to the Executive from the Company specifically enumerating all of the facts and circumstances constituting the violation, the conduct or action which can be taken by the Executive to cure the violation, and a reasonable opportunity for the Executive to take corrective action or (iii)  gross negligence or willful misconduct with respect to the Company or any of its subsidiaries.

“Code” is defined in Section 8.6 above.

“Corporate Transaction” means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company.

“Date of Termination” means:  (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated because of the Executive’s Disability, the date specified in the Notice of Termination; (iii) if the Executive’s employment is terminated by the Company for Cause or by the Executive for Good Reason, the date specified in the Notice of Termination; or (iv) if the Executive’s employment is terminated during the Employment Period other than pursuant to Section 7, the date on which Notice of Termination is given.

“Disability” means that the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, as determined by a competent medical doctor appointed by the Reporting Officer after a complete and thorough medical examination and evaluation.

“Effective Date” is defined in the preamble above.

“Employee Agreement” is defined in Section 9 above.

“Employment Period” is defined in Section 2 above.

“Executive” is defined in the preamble above.

“Good Reason” means (i) the Company’s failure to perform or observe any of the material terms or provisions of this Agreement (including, without limitation, the provisions of Section 5 and/or Schedule 1) or the Employee Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions; or (ii) a material reduction in the scope of the Executive’s responsibilities and duties without the written consent of the Executive; or (iii) any change to the job title given to the Executive without his written consent; (iv) any reduction in Base Salary or any other benefits provided to the Executive hereunder; (v) any constructive termination of the Executive; or (vi) any request, instruction, directive or order, whether direct or indirect, to the Executive by the Company or any executive officer of the Company to perform any act which is unlawful, or (vii) where the Reporting Officer is changed to someone other than the Company’s Chief Executive Officer, or (viii) where the Executive’s principal office location is relocated outside the Baltimore, Washington DC, Northern Virginia metropolitan area.

“LSI” or “Company” is defined in the preamble above.

“Notice of Termination” is defined in Section 7.2 above.

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Reporting Officer” is defined in Section 3 above.

“Severance Payment” is defined in Section 8.4 above.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

LIQUIDITY SERVICES, INC.

By:	/s/ William P. Angrick, III
William P. Angrick, III
Chief Executive Officer

EXECUTIVE:

/s/ Jorge A. Celaya
Jorge A. Celaya

SCHEDULE 1

CERTAIN TERMS OF EMPLOYMENT

All capitalized but undefined terms in this Schedule shall have the meaning ascribed to them in the Agreement.

Name:  Jorge A. Celaya (the “Executive”)

Position/Title: Executive Vice President and Chief Financial Officer (“CFO”)

Employment Period:  One year from the Effective Date, which term shall automatically renew each year for additional one-year terms.

Duties:  The Executive shall initially serve as a member of the Company’s leadership team and immediately following the filing of its 10-Q with the Securities and Exchange Commission for the quarter ending June 30, 2015, Executive shall officially assume the duties as CFO of the Company. The CFO position will be responsible for supervising and managing LSI’s financial, accounting, treasury, tax, and investor relations activities. As CFO you will report to the Reporting Officer and as a member of the Company’s senior management team you will have input into key decisions involving operating policy and corporate strategy. Specific CFO responsibilities are summarized below.

A.                                    Manage all internal financial reporting on a divisional and consolidated basis, including the preparation and review of monthly, quarterly and annual financial statements with LSI senior management and key stakeholders.

B.                                    Manage the internal budgeting and planning process, including the maintenance of a rolling Company financial forecast on a divisional and consolidated basis.

C.                                    Manage and review actual versus budgeted performance and key performance indicators on a monthly, quarterly and annual basis with senior management and the Company’s Board as appropriate.

D.                                    Perform operationally focused financial reviews and analysis to identify areas for improvement.

E.                                     Interface with the Company’s audit committee as necessary regarding financial matters.

F.                                      Lead and oversee the Company’s relationship with its independent auditor, currently Ernst & Young, LLP.

G.                                    Lead and maintain the documentation of all internal controls, systems and processes related to financial, accounting, treasury, tax, and investor relations activities.

H.                                   Lead and manage the financial function’s participation in the completion of the Company’s Liquidity One Transformation initiative.

I.                                        Oversee the Company’s capital raising activities, including the development of financial models, related descriptive memoranda and communication with interested parties, including investors and analysts.

J.                                        Develop and maintain productive relationships with Company’s financial institutions partners and related suppliers.

K.                                    Support the evaluation, due diligence, closing and integration process for Company acquisitions, principal investment funds, joint ventures and key growth investments.

L.                                     Lead and maintain financial discipline across LSI through cost analysis, expense controls and risk management techniques.

Reporting Officer:  Chairman and Chief Executive Officer

Base Salary:  $350,000 per annum

Bonus:  Executive shall be eligible for an annual incentive bonus at a target bonus amount equal to 80% of his base pay per annum for every year of employment.  This bonus will be based on achievement of objectives related to the Company and the Finance function that will be agreed upon following your start date, and thereafter, at the beginning of each fiscal year. Executive shall be eligible for a pro rated annual incentive bonus for fiscal year 2015.

Equity Based Compensation: The Executive will receive an initial grant (the “Initial Equity Grant”) of restricted stock with a value of $1,700,000.  The number of shares of restricted stock granted will be based on the average closing price of LSI common stock for the 20 trading days prior to the Effective Date. The restricted stock will be granted at the Company’s next Board Compensation Committee meeting, will be subject to the terms of the Company’s Amended and Restated 2006 Omnibus Long-Term Incentive Plan and will be subject to a four-year, time based vesting schedule in accordance with the terms of LSI’s Amended and Restated 2006 Omnibus Long-Term Incentive Plan. The grant agreement for the Initial Equity Grant shall provide that, if, during the period (the “Initial Equity Grant Vesting Acceleration Period”) commencing on the first date of Executive’s employment with the Company and ending on the date which is eighteen months from the Executive’s first date of employment, in the event of a termination of the Executive’s employment pursuant to Section 8.4 of this Agreement or Section 8.5 of this Agreement (if the vesting of the Initial Equity Grant is not otherwise accelerated in the event of a Corporate Transaction), the vesting of the Initial Equity Grant shall be accelerated such that 37.5% of the shares subject to the Initial Equity Grant shall become fully vested as of the Date of Termination. The grant agreement will also provide that, upon the expiration of the Initial Equity Grant Vesting Acceleration Period, this acceleration provision shall expire and have no further force or effect.

The Executive will also be eligible to receive additional long-term incentive compensation each year.  For FY2016, the Executive will receive an initial grant of long-term equity based compensation with a value no less than $350,000.  The equity based compensation will be granted at the same time that equity based compensation is awarded by the Board Compensation Committee during FY2016 for other members of the senior executive team and will be subject to the terms of the Company’s Amended and Restated 2006 Omnibus Long-Term Incentive Plan and such other vesting requirements set by the Board Compensation Committee for the senior executive team.

Notice Address:

Jorge Celaya

205 Woodbrook Lane

Baltimore, MD 21212

COMPANY:	EXECUTIVE:

/s/ William P. Angrick, III	/s/ Jorge A. Celaya
William P. Angrick, III	Jorge A. Celaya
Chief Executive Officer